UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 9, 2004

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On December 9, 2004, we entered into a Lease Assignment and Asset Purchase Agreement (Agreement) with Biogen Idec, Inc. Under the Agreement, Biogen Idec agreed to sell to Tanox, and Tanox agreed to acquire, certain manufacturing, process development and QA/QC equipment, related documentation, and furniture and fixtures (Assets) housed in a 76,000 square foot leased facility in San Diego, California. BI also agreed to assign, and Tanox agreed to assume, the obligations of tenant under the triple net lease for the facility, which, as amended, extends until October 2011, with two five-year extension options. In connection with the Agreement, Tanox, Biogen Idec and the landlord entered into a Fourth Lease Amendment and Assignment Agreement, which would become effective upon the closing of the Asset purchase.

Tanox will pay approximately $5.5 million for the Assets. Biogen Idec also agreed to make available certain transfer assistance services to Tanox for a period of up to 22 weeks after closing. The amended lease agreement provides for basic rent payments of approximately $3.9 million per year, with 4% annual increases. Assuming Tanox is not then in default under the lease, and in consideration of Tanox’s agreement in the Fourth Amendment to extend the initial term of the Lease from 2008 until 2011, Biogen Idec agreed to make two payments to Tanox, each in the amount of approximately $2.4 million, on September 30, 2007 and November 30, 2008.

Closing of the Asset purchase and lease assignment is scheduled for mid-January 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANOX, INC.

Date: December 15, 2004	By:	/s/ Jeffrey Organ
Jeffrey Organ Chief Operating Officer

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